As filed with the Securities and Exchange Commission on August 18, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
JDA Software Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	86-0787377
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

14400 North 87th Street
Scottsdale, Arizona	85260
(Address of Principal Executive Offices)	(Zip Code)
New Hire Employment Inducement Awards
(Full Title of the Plan)
Hamish Brewer, Chief Executive Officer
JDA Software Group, Inc.
14400 North 87th Street
Scottsdale, Arizona 85260-3649
(480) 308-3000
(Name, Address and Telephone
Number, including Area Code, of Agent for Service)

With a copy to:
Steven D. Pidgeon
DLA Piper LLP (US)
2525 East Camelback Road
Suite 1000
Phoenix, Arizona 85016
(480) 606-5100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum	Amount of
Title of Securities	to be	Offering	Aggregate	Registration
to be Registered	Registered (1)	Price Per Share (2)	Offering Price (2)	Fee
Common stock, $0.01 par value	137,500	$19.09	$2,624,875	$147

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of shares of Common Stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Securities Act Rules 457(c) and 457(h). The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices of JDA Software Group, Inc. common stock, $0.01 par value (the “Common Stock”), on August 17, 2009, as reported by the Nasdaq Global Market.

EXPLANATORY NOTE
     To induce Mr. Jason B. Zintak to accept employment with JDA Software Group, Inc. (the “Company”) as the Company’s Executive Vice President, Sales & Marketing, the Company proposes to offer and sell shares of its Common Stock pursuant to the following equity awards (collectively, the “Inducement Awards”):
(i)	50,000 restricted stock units of the Company (each such unit representing the right to receive upon settlement thereof one share of the Company’s Common Stock), of which one-third will vest on the first anniversary of Mr. Zintak’s employment with the remainder vesting ratably thereafter over 24 months;

(ii)	50,000 restricted stock units of the Company (each such unit representing the right to receive upon settlement thereof one share of the Company’s Common Stock), which vest in tranches 45 days following the attainment of certain pre-defined performance milestones that will be determined within 90 days of the effective date of employment; and

(iii)	a performance share award with respect to the Company’s Common Stock providing for the issuance of 30,000 shares of Common Stock (up to a maximum of 37,500 shares of Common Stock) in settlement thereof upon the achievement of the Company’s 2009 annual EBITDA target, as previously established by the Company’s Board of Directors.
     The Inducement Awards, which were approved by the Compensation Committee of the Board of Directors of the Company, will be granted outside of the terms of the Company’s 2005 Performance Incentive Plan, as amended, and will be granted pursuant to NASDAQ Marketplace Rule 5635(c)(4). This Registration Statement on Form S-8 registers shares of Common Stock issuable pursuant to the Inducement Awards.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which the Company has previously filed with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:
(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the Commission on March 13, 2009;

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, as filed with the Commission on May 8, 2009 and August 7, 2009, respectively;

(c)	The Company’s Proxy Statement for the 2009 annual meeting of stockholders, as filed with the Commission on April 7, 2009;

(d)	The Company’s Current Reports on Form 8-K, as filed with the Commission on January 20, 2009, April 15, 2009 and July 24, 2009; and

(e)	The description of Common Stock of the Company contained the Company’s registration statements on Form 8-A filed with the Commission on March 1, 1996, including any amendments or reports filed for the purpose of updating such description.
     All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part of this registration statement from the date of filing of such documents.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to a corporation or its stockholders for monetary damages for breach or alleged breach of the director’s “duty of care.” While this statute does not change directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director’s duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by the statute, the Company has adopted provisions in its Certificate of Incorporation which eliminate, to the fullest extent permissible under Delaware law, the personal liability of its directors to the Company and its stockholders for monetary damages for breach or alleged breach of their duty of care.
     Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers, directors, employees and agents of a corporation. The Company’s Bylaws provide for indemnification of its directors, officers, employees and agents to the full extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary under Delaware law. The Company’s Bylaws also empower it to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. The Company has entered into agreements with its directors and officers that require the Company to indemnify such persons to the fullest extent permitted under Delaware law against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an officer of the Company or any of its affiliated enterprises. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.
     Section 145 of the General Corporation Law of the State of Delaware provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     See Exhibit Index.
Item 9. Undertakings.
     The undersigned Company hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     provided however, that paragraphs (l)(i) and (l)(ii) above do not apply if this registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on August 18, 2009.

JDA SOFTWARE GROUP, INC.
By:	/s/ Hamish N.J. Brewer
Hamish N.J. Brewer
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of JDA Software Group, Inc, a Delaware corporation (the “Company”), hereby constitute and appoint Hamish N. J. Brewer and G. Michael Bridge and each of them, the true and lawful agents and attorneys-in-fact of the undersigned with full power and authority in said agents and attorneys-in-fact, and in any one or more of them, to sign for the undersigned and in their respective names as officers and as directors of the Company, a registration statement on Form S-8 (or other appropriate form) (the “Registration Statement”) relating to the proposed issuance of common stock, par value $0.01, of the Company and other securities pursuant to the employment inducement awards that are the subject of this Registration Statement (or any and all amendments, including post-effective amendments, to such Registration Statement) and file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and with full power of substitution; hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James D. Armstrong James D. Armstrong	Chairman of the Board of Directors	August 18, 2009

/s/ Hamish N. J. Brewer Hamish N. J. Brewer	President and Chief Executive Officer (Principal Executive Officer)	August 18, 2009

/s/ Pete Hathaway Pete Hathaway	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 18, 2009

Signature	Title	Date

/s/ Orlando Bravo Orlando Bravo	Director	August 18, 2009

/s/ J. Michael Gullard J. Michael Gullard	Director	August 18, 2009

/s/ Douglas G. Marlin Douglas G. Marlin	Director	August 18, 2009

/s/ Jock Patton Jock Patton	Director	August 18, 2009

EXHIBIT INDEX

Exhibit
Number	Description

3.1	Third Restated Certificate of Incorporation of the Company (incorporated by reference from the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002, as filed on November 12, 2002).

3.2	First Amended and Restated Bylaws of the Company (incorporated by reference from the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998, as filed on August 14, 1998).

5.1	Opinion of DLA Piper LLP (US), counsel for the Company (filed herewith).

23.1	Consent of Counsel (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm (filed herewith).

24.1	Power of Attorney (included in signature page to this Registration Statement).